UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 1, 2005 (June 6, 2005)
Date of report (Date of earliest event reported)

Gevity HR, Inc.
(Exact name of registrant as specified in charter)

Florida (State or other jurisdiction of incorporation)	0-22701 (Commission File Number)	65-0735612 (IRS Employer Identification No.)

600 301 Boulevard West
Bradenton, Florida 34205
(Address of principal executive offices / Zip Code)

(941) 741-4300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.(17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act. (17CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act. (17CFR240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

        On July 1, 2005, Gevity HR Inc. (the "Company") announced that on June 6, 2005, the Company and Clifford M. Sladnick entered into an offer letter agreement (a copy of which is filed as Exhibit 10.1 hereto) containing the general terms of employment of Mr. Sladnick by the Company as its Chief Administrative Officer. The appointment of Mr. Sladnick to the newly-created position of Chief Administrative Officer of the Company was approved by the Company’s Board of Directors and the terms of his employment in such position were approved by the Compensation Committee of the Board of Directors of the Company.

        Following is a description of the material terms of his employment:

    Mr. Sladnick will assume his position as Chief Administrative Officer and begin his employment with the Company on or about July 6, 2005, or on such other date as may be mutually agreed upon between him and the Company.

        As Chief Administrative Officer, Mr. Sladnick will be responsible for:

•	Overseeing the merger and acquisition, joint venture and alliance functions of the Company.

•	Overseeing the Company’s capital management functions including corporate finance, development and implementation of a long-term capital strategy and lifecycle management as well as investor relations.

•	Overseeing the Company’s legal affairs and regulatory compliance matters.

    Mr. Sladnick will be paid an annual base salary of $345,000 and will be eligible to receive a cash bonus under the Company’s short-term incentive program for executives. The amount of his cash bonus will be 50% of his base salary for performance at threshold level of performance, 66.67% of his base salary for performance at target level of performance and 100% of his base salary for performance at superior level of performance. The actual amount of the award will be determined by the Compensation Committee of the Board of Directors of the Company and will be prorated for the period of his active employment during 2005.

        In addition, Mr. Sladnick will participate in the Company’s long-term incentive plan for executives that will provide him with an opportunity to receive equity incentive awards, expected to be in the form of options to purchase common stock of the Company, with a value equal to 75% of his base salary for performance at threshold level of performance, 100% of his base salary for performance at target level of performance and 150% of his base salary for performance at superior level of performance, with such options valued for this purpose by the Black-Scholes valuation method or by any subsequently adopted method of valuing stock options granted under the Company’s incentive plans for executives. For 2005 long-term incentive award purposes, the number of shares underlying options to be awarded to Mr. Sladnick will be 39,977 shares for performance at the target level, 29,983 shares for performance at the threshold level and 59,965 shares for performance at the superior level, with such numbers of shares being prorated for less than a full year of active employment based upon the number of actual days of employment during 2005. The exercise price of such options will be the fair market value of the Company’s common stock on the date of grant, which will be the date on which the Compensation Committee of the Board of Directors determines the number of shares underlying such options, based upon his performance, and grants the options, expected to be in February 2006.

        As an inducement to commence employment with the Company, Mr. Sladnick will be granted a nonqualified option on his first day of active employment with the Company to purchase 75,000 shares of common stock of the Company at an exercise price equal to the closing price of such common stock on such day, with such option to have a 10-year term and a four year vesting schedule, pursuant to which 25% of such option will vest on each anniversary of the date of the grant. In addition, as a further inducement to commence employment with the Company, on the same day Mr. Sladnick will be awarded 25,000 shares of restricted common stock of the Company, having a four year vesting schedule pursuant to which 25% of such shares vest on each anniversary of the date of the award, provided that he is still then employed by the Company.

        Options to purchase common stock of the Company referred to above and the shares of restricted stock to be awarded to Mr. Sladnick will be granted or awarded, as the case may be, under and subject to the terms of the Company’s 2005 Equity Incentive Plan.

        In addition to the standard items covered under the Company’s relocation policy, and subject to a total relocation expense limitation of $250,000, the Company will either pay or reimburse Mr. Sladnick for closing costs associated with the sale of his residence in the Chicago, Illinois area, interest on the mortgage on that residence, family visits and commuting expenses to the Bradenton, Florida area, moving and storage expenses for his personal property and household effects, and temporary living expenses in the Bradenton/Sarasota area, in each case subject to specific dollar limitations, all as set forth in Exhibit 10.1 hereto.

        Mr. Sladnick is eligible to enter into, and is expected to execute, a Change of Control Severance Agreement in the form customarily used by the Company for other senior executives of the Company. The Agreement will provide for certain payments in the event Mr. Sladnick is employed by the Company at the time of a "change of control" (as defined in such agreement) and his employment is terminated within two years after the change of control for a reason other than for "cause" (as defined in such agreement) or by him for "good reason" (as defined in such agreement). In such event, the agreement will provide for a payment of a lump sum payment equal to the sum of his average annual incentive bonus earned in the three years prior to the termination or his target annual incentive bonus for the year in which the termination occurs, whichever is greater ("Bonus Amount"), multiplied by the fraction of the fiscal year elapsed through the date of termination, but reduced by any annual incentive bonus amounts paid to him during the fiscal year in which the termination occurs, plus accrued but unpaid vacation pay, plus a lump sum payment equal to the sum of (i) two times the amount of his highest annual rate of base salary during the one year period prior to his termination plus (ii) two times his Bonus Amount. In most instances of a change in control, the options to purchase common stock of the Company and the shares of restricted common stock held by him at the time of the change of control would fully vest at that time. If he would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay him an additional amount to put him in the same after-tax position as if the excise tax never applied.

        Further, irrespective of whether a change of control has occurred, if Mr. Sladnick’s employment is terminated by the Company for any reason other than for cause (as defined in the Change of Control Severance Agreement) or by him for “good reason” (as defined in the offer letter filed as Exhibit10.1 hereto), and provided he executes a full and complete general release of all employment-related claims, if any, against the Company, the Company will pay him an amount equal to his annual base salary then in effect ratably over the one year following his termination of employment. In such event, Mr. Sladnick may continue to participate in the Company’s health and dental plans or be provided equivalent health and dental coverage at the Company’s expense for such one-year period.

    Mr. Sladnick is eligible to enter into, and is expected to execute, an indemnification agreement with the Company in customary form for senior executives of the Company, and is required to enter into a customary form of nonsolicitation, noncompete and confidentiality agreement which generally limits his solicitation of Company clients, use of Company confidential information and his employment by a competitor of the Company for a period of one year after his employment with the Company terminates.

        See Item 5.02 of this Current Report on Form 8-K for further information concerning Mr. Sladnick.

Item 5.02.        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    (c)        On June 6, 2005, the Company and Clifford M. Sladnick entered into a letter agreement by which the Company agreed to employ Mr. Sladnick, and he agreed to accept such employment, as the Company’s Chief Administrative Officer. It is expected that he will assume such position and begin his employment with the Company as Chief Administrative Officer on or about July 6, 2005, or on such other date as he and the Company might agree upon.

        Since June 2004, Mr. Sladnick has served as Managing Director and Acquisition Advisory Practice Leader for the Dresner Companies, a middle-market investment bank in Chicago, Illinois. From February 2000 to November 2003, Mr. Sladnick served as Vice President, Acquisitions and Business Development, for the Brunswick Corporation, from 1990 to 1999, as Senior Vice President, General Counsel and Corporate Secretary of St. Paul Bancorp, Inc. and from 1981 to 1990 as a partner in the corporate department of the law firm of McDermott, Will & Emery in Chicago, Illinois.

    Mr. Sladnick received a B.S. in Accounting from the University of Illinois in 1978, a J.D. from the University of Illinois College of Law in 1981 and a Masters in Management from the Kellogg Graduate School of management at Northwestern University in 1997.

        Reference is made to Item 1.01 of this Current Report on Form 8-K for a brief description of the material terms of his employment agreement with the Company.

Item 9.01.        Financial Statements and Exhibits.

    (c)        Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter dated June 6, 2005 between Gevity HR, Inc. and Clifford M. Sladnick.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2005 GEVITY HR, INC.
By: /s/ Peter C. Grabowski

Name: Peter C. Grabowski
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter dated June 6, 2005 between Gevity HR, Inc. and Clifford M. Sladnick.